EXHIBIT 99.1

Press release

LENCO MOBILE INC. (LNCM:PK) Announces Rollover of Debt to 2011.

Wednesday, June 30, 2010

SANTA BARBARA, Calif.--(BUSINESS WIRE)—Lenco Mobile Inc. (LNCM:PK) today announced that it has extended a convertible note payable to January 16, 2011.

Michael Levinsohn, CEO and President of Lenco Mobile Inc., announced that on June 30, 2010 the company extended a convertible note, with a face amount of $100,000, together with any accrued and unpaid interest on the note, from July 16, 2010 to January 16, 2011.  Levinsohn said, “The extension of the note allows us to utilize our positive cash flow from operations to expand our mobile business into Mexico, the United Kingdom and Asia. We continue to engage with wireless carriers in these regions and the response to our service and solutions offering remains very positive.”

About Lenco Mobile Inc.
Lenco Mobile Inc. owns and operates businesses focused on the high growth mobile marketing and Internet sectors. Lenco Mobile Inc. owns Multimedia Solutions, AdMax Media Inc., Digital Vouchers and CellCard. Multimedia Solutions, based in South Africa, provides MMS message solutions to wireless carriers and brand owners using its proprietary MMS messaging platforms. The MMS messaging platform provides significant benefits for wireless carries including improved messaging throughput, better quality and reduced bandwidth usage on a per message basis. The Multimedia Solutions platform is offered as a managed service, thereby reducing upfront capital costs for wireless carriers. AdMax Media’s services include a full suite of online performance marketing, search engine optimization and lead generation tools. Admaximizer.com is a real time campaign management platform for online advertising that enables advertisers to obtain the best response to their campaigns. The AdMaximizer platform manages the creation and display of online campaign materials such as banner advertisements, landing pages and email offers by using campaign performance related data, keyword search listings, and search engine optimization components.  Digital Vouchers is a mobile phone and Internet marketing platform under development which is designed to enable brand owners to extend offers to consumers which can then be redeemed via mobile phones at point of sale in a retail outlet. CellCard is a software platform under development that is designed to provide brand owners with the ability to download mobile content such as a video clip to a mobile phone and also provides a mobile payment platform which can be used to pay for goods and services, either person to person or person to business.

FORWARD LOOKING STATEMENTS: This press release contains forward-looking statements, including expected industry patterns and other financial and business results that involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Actual results may differ materially from those contained in the forward-looking statements in this press release. Neither Lenco Mobile Inc. nor any company mentioned in this release undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

Contact:
Corporate Inquiries:
Lenco Mobile Inc.
Michael Levinsohn
CEO and President
Tel: +1 805 308 9199.
Email: michael.levinsohn@lencomobile.com
www.lencomobile.com